Exhibit 10.3

LINDBLAD EXPEDITIONS HOLDINGS, INC. 2015 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE Unit Grant Notice

Capitalized terms not specifically defined in this Performance Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2015 Long-Term Incentive Plan (as amended from time to time, the “Plan”) of Lindblad Expeditions Holdings, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Target Number of Performance Share Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Share Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Performance Period:
Target Number of PSUs:

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

LINDBLAD EXPEDITIONS HOLDINGS, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

Exhibit A

PERFORMANCE SHARE UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

Article I.
general

1.1           Award of PSUs and Dividend Equivalents.

(a)                The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the PSUs have vested.

(b)               The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

1.2           Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3           Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

Article II.
VESTING; forfeiture AND SETTLEMENT

2.1           Vesting; Forfeiture.

(a)                Generally. The PSUs will be earned at a level of up to 200% based upon and subject to the Company’s achievement for the Performance Period identified in the Grant Notice (the “Performance Period”) of the performance conditions separately communicated to Participant (the “Performance Conditions”). When practicable following the completion of the Performance Period, the Administrator shall determine the extent to which the Performance Conditions have been satisfied (such date of determination, which shall occur in the calendar year following the last year of the Performance Period, the “Final Determination Date”). To the extent earned under the terms of the Performance Conditions, the PSUs will vest on the Final Determination Date, subject to this Section 2.1. Any fraction of a PSU that would otherwise be vested will be rounded up to the next whole share. Any PSUs that are not earned in accordance with the Performance Conditions will immediately and automatically be cancelled and forfeited without consideration as of the Final Determination Date. In addition, in the event of (i) Participant’s Termination of Service for any reason prior to January 1 of the year following the last year of the Performance Period, or (ii) Participant’s Termination of Service by the Company or its applicable Subsidiary for Cause or the Participant’s voluntary resignation (other than on account of Participant’s Disability) prior to the Final Determination Date, all PSUs not yet vested will immediately and automatically be cancelled and forfeited without consideration, except as otherwise determined by the Administrator or as provided in a separate binding written agreement between Participant and the Company. For the avoidance of doubt, in the event the Participant dies, is terminated by the Company or its applicable Subsidiary without Cause or terminates on account of Participant’s Disability, in any case after January 1 of the year following the last year of the Performance Period and prior to the Final Determination Date, the Participant will remain entitled to receive payment in respect of the PSUs in accordance with the terms of this Agreement. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates. As used in this Agreement, “Cause” means (i) if Participant is a party to a written employment or consulting agreement with the Company or its Subsidiary in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that Participant failed to substantially perform Participant’s duties (other than a failure resulting from Participant’s Disability); (B) the Administrator’s determination that Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or Participant’s immediate supervisor; (C) Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

(b)               Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event a Change in Control occurs before the end of the Performance Period, the number of PSUs earned pursuant to this Agreement will be determined by the Administrator as of the date of the Change in Control (with the Performance Conditions adjusted, as applicable, to the extent necessary to measure performance over such shorter period). Following the date of the Change in Control, such PSUs that are deemed earned will vest (a) on January 1 of the year following the last year of the Performance Period, subject to Participant not incurring a Termination of Service prior to that date, or (b) as set forth in any employment agreement that may be in effect between the Company (or any Subsidiary) and Participant, and, in either case, will be settled promptly thereafter in accordance with Section 2.2.

2.2           Settlement of PSUs.

(a)               PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after (and not later than 60 days after) the Final Determination Date, but in no event later than 30 days after the issuance of annual earnings results for the last year of the Performance Period. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b)               If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

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Article III.
TAXATION AND TAX WITHHOLDING

3.1           Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2           Tax Withholding.

(a)               The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the PSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.

(b)               Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

Article IV.
other provisions

4.1           Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2           Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3           Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4           Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5           Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

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4.6           Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7           Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8           Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9           Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.10         Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11         Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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